Exhibit 4.8

Moore Corporation Limited

Deferred Profit Sharing Plan

Amended and Restated as of July 1, 2001

June 2001

Moore Corporation Limited
Deferred Profit Sharing Plan
Amended and Restated as of July 1, 2001	i

Moore Corporation Limited
Deferred Profit Sharing Plan
Amended and Restated as of July 1, 2001	Page 1

Article 1 — Definitions

In this DPSP the following words and phrases shall, unless otherwise indicated, have the following meanings:

1.01	“Applicable Tax Legislation” means tax legislation as it applies to a deferred profit sharing plan. Applicable Tax Legislation includes the Income Tax Act (Canada) and any applicable provincial income tax act, as amended from time to time, together with any relevant regulations and application rules made thereunder from time to time.

1.02	“Appropriate Form” means the form provided or prescribed by the Committee for a particular purpose.

1.03	“Approved Absence” means:

(a)	any period of absence not in excess of one year during which an Employee absents himself from work with the approval or at the direction of the Employer, including but not restricted to absence on account of sickness, accident, disability, maternity or parenting; provided such Employee returns to work for the Employer at such time as the Employer may reasonably require; and

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(b)	any period of absence during which the Employee was in military service with the Canadian armed forces if he is re-employed within 90 days following termination of such military service.

During an Approved Absence the Employee will be regarded as in the Service of the Employer.

1.04	“Beneficiary” shall mean a person last designated by a Participant to receive payments or distributions under the terms of the DPSP upon his death pursuant to a written notice on the Appropriate Form, filed with the Employer.

1.05	“Board of Directors” means the Board of Directors of the Corporation.

1.06	“Committee” means the Pension Committee as provided in Article 14 of the Savings Plan.

1.07	“Corporation” means Moore Corporation Limited and includes any successor thereto, provided that reference to any action to be taken, approval to be given or power or discretion to be exercised by the Corporation shall refer to the Board of Directors or any officer or employee of the Corporation duly authorized by the Board of Directors in that behalf.

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1.08	“Covered Earnings” shall mean the total annual compensation paid to an Employee for Service with the Employer and shall include basic salary, basic wages, overtime, shift differentials, commissions and bonuses.

1.09	“Deferred Profit Sharing Plan” or “DPSP” means the Moore Corporation Limited Deferred Profit Sharing Plan registered under the Applicable Tax Legislation, as set forth herein and as amended from time to time.

1.10	“Disability” or “Disabled” shall mean a state of incapacity which is deemed to commence

(a)	for an Employee who is a member of the Employer’s long term disability plan, on the date that he qualifies for a disability benefit from the long term disability plan.

(b)	for an Employee who is not a member of the Employer’s long term disability plan, on the date seven months after he becomes disabled and has been certified by medical documentation acceptable to the Employer to be unable to perform services of the nature usually performed by him for the employer during the preceding six months.

1.11	“Effective Date” shall mean January 1, 1986.

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1.12	“Eligible Employee” shall mean an Employee who has completed three months of continuous Service with the Employer.

1.13	“Employee” means any person who is actively rendering services with the Employer, or with the Employer and one or more Associated Companies, on a permanent Full-time Basis and who receives Covered Earnings from the Employer.

The term Employee excludes any person hired on a part-time, temporary, or contract basis.

1.14	“Employer” means the Corporation and includes:

(a)	any Predecessor Company;

(b)	any Associated Company which adopts the Savings Plan after the Effective Date and any successor thereto; and

(c)	any wholly-owned subsidiary of the Corporation whose employees have been designated by the Board of Directors as eligible to participate in the Savings Plan.

“Associated Company” means any company which is designated by the Corporation as an Associated Company.

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“Predecessor Company” means any company, all or a substantial part of whose business and assets have been acquired by the Corporation, and any company which has been amalgamated with the Corporation.

The following are wholly owned subsidiaries which have been designated by the Board of Directors as eligible to participate in the DPSP:

•	Logidec, effective July 1, 1997

•	Phoenix Group, Inc., effective April 1, 1998

1.15	“Employer Contributions” means the total of the contributions being made by the Employer for the benefit of a Participant to the DPSP, as described in Article 5.

1.16	“Full-time Basis” means employment which is customarily for more than 20 hours per week.

1.17	“Fund Manager” means the Trust Company and/or Insurance Company and/or investment fund manager selected by the Committee to invest the funds of the DPSP.

1.18	“Grandfathered Employee” means an Employee who, as of December 31, 1997 is

(a)	at least age 50 and has at least ten years of Service, or

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(b)	at least 45 and has at least 20 years of Service,

and who elected to continue participation in the Savings Plan under Employer Contribution provisions as they existed prior to January 1, 1998.

1.19	“Insurance Company” means an insurance company authorized to do life insurance business in Canada.

1.20	“Investment Option” means any one of the Investment Options described in Article 6.01.

1.21	“Participant” shall mean a participant in the Savings Plan for whom contributions are made to the DPSP by the Employer.

1.22	“Participant Accounts” shall mean the separate accounts maintained for a Participant in the Trust Fund which hold Prior Participant Contributions and Employer Contributions, and which are invested in the Investment Options as described in Article 7 hereof.

1.23	“Participant Basic Contributions” shall mean the basic contributions being made by a Participant as described in Article 4 of the Savings Plan.

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1.24	“Performance Matching Contribution” means the Employer Contribution in respect of a Participant as described in Article 5.01.

1.25	“Plan Year” means the calendar year.

1.26	“Prior Participant Contributions” shall mean the amounts contributed prior to January 1, 1991 by a Participant in the DPSP, as Participant Basic Contributions or additional contributions pursuant to the Savings Plan.

1.27	“Retirement” or “Retired” shall mean retirement within the meaning of the Retirement Income Plan.

1.28	“Retirement Income Plan” or “RIP” shall mean the Moore Corporation Limited Retirement Income Plan.

1.29	“Savings Plan” shall mean the Moore Corporation Limited Savings Plan as amended from time to time.

1.30	“Service” means the period of employment as an Employee of the Employer (commencing, in the case of an Employer referred to in clause (c) of that definition, on the effective date of the designation), prior to Retirement. “Service” must be continuous and without interruption, other than for an Approved Absence as provided in Article 1.03.

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In the case of any person in the employment of a company which becomes a Predecessor Company after the Effective Date, or any person in the employ of an Associated Company which becomes an Employer after the Effective Date, his period of prior employment with such company shall not, except for the purposes of Article 8, be included in his period of Service except to the extent and for the purposes then determined by the Corporation.

In the case of any person who was in the employ of a company which became a Predecessor Company prior to the Effective Date, his period of employment with such company shall be included in his period of Service.

1.31	“Specified Shareholder” means a specified shareholder as defined in the Applicable Tax Legislation. In general this means a person who owns, directly or indirectly, ten percent or more of the issued shares of any class of the capital stock of the Corporation or of any other corporation that is related to the Corporation.

1.32	“Trust Agreement” means the agreement between the Corporation and the Trustee with respect to the DPSP.

1.33	“Trust Company” means a trust company authorized to do business in Canada.

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1.34	“Trustee” means the Trust Company or Companies and/or Insurance Company or Companies or at least three individual trustees selected by the Committee to hold the funds of the DPSP pursuant to the Trust Agreement entered into in connection with the DPSP. Each of the Trustees under the DPSP must be resident in Canada within the meaning of the Applicable Tax Legislation.

1.35	“Trust Fund” shall mean the trust fund established to hold the Employer Contributions and Prior Participant Contributions under the DPSP.

1.36	“Valuation Date” shall mean any date on which the Participant’s accounts are valued in accordance with Article 7.

For purposes of the DPSP, words in the masculine gender will also include the feminine gender, unless clearly indicated otherwise; words in the singular may include the plural or the plural may include the singular.

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Amended and Restated as of July 1, 2001	10

Article 2 — Trust Fund

2.01	For the purposes of the DPSP, the Corporation has established and shall maintain a Trust Fund pursuant to a Trust Agreement.

2.02	All Employer Contributions shall be paid into the Trust Fund.

2.03	Prior Participant Contributions and related investment earnings are held in the Trust Fund.

2.04	The Trust Fund shall be administered by the Trustee in accordance with the terms set forth in the Trust Agreement and in accordance with the Applicable Tax Legislation.

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Article 3 — Participation and Enrolment

3.01	A Participant shall participate in the DPSP as at the later of the following dates:

(a)	the date on which the Participant is eligible for Employer Contributions, i.e., on the date the Participant has one year of Service, or

(b)	the date he becomes a Participant in the Savings Plan.

3.02	Notwithstanding the above, no Employee who is, or who is related to (within the meaning of the Applicable Tax Legislation), a Specified Shareholder of the Corporation or of a corporation which is related to (within the meaning of the Applicable Tax Legislation) the Corporation may become a participant in the DPSP.

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Article 4 — Participant Contributions

4.01	Effective January 1, 1991 Participants may not make contributions to the DPSP.

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Article 5 — Employer Contributions

5.01	Basic Matching Contribution for Employees

Effective January 1, 2001 the Employer shall contribute out of its profits to the DPSP on behalf of each Participant who is a Participant of the Savings Plan with one full year of service with the Employer, $.50 for each $1.00 of the Participant Basic Contribution (hereinafter referred to as the Basic Matching Contribution). Basic Matching Contributions shall be credited to Participant Accounts at the end of the month in which the Participant Basic Contributions are made.

5.02	Notwithstanding the foregoing provisions of this Article, total Employer Contributions to the DPSP in a Plan Year on behalf of a Participant may not exceed the lesser of the following limits under the Applicable Tax Legislation as they apply for the Plan Year in which the Employer Contributions are actually made:

(a)	1/2 of the money purchase limit for the Plan Year, and

(b)	the lesser of:

(i)	18% of the Participant’s compensation, and

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(ii)	the money purchase limit for the year minus the Participant’s pension adjustment associated with the Retirement Income Plan for the Plan Year as outlined in subsection 147(5.1) of the Income Tax Act (Canada) or any other applicable limits outlined in the Applicable Tax Legislation.

5.03	Any portion of a Participant’s Account in which he does not have a vested interest in accordance with Article 8 at the time of termination of employment shall be forfeited, and shall either be paid to the Employer or be applied to reduce Employer Contributions prior to December 31 of the Plan Year following the Plan Year in which the forfeiture occurred.

5.04	For greater certainty, no contribution shall be made to the DPSP other than Employer Contributions in accordance with this Article 5.

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Article 6 — Investment Options

6.01	Investment Options

The following Investment Options are available:

(a)	“Canadian Equity Fund” A fund invested in common stocks of established Canadian companies.

(b)	“Diversified Fund” A fund invested in a mix of equities, bonds, and money market securities.

(c)	“Moore Corporation Stock Fund” A fund invested in Moore Corporation Limited common stock. Effective November 1, 1999 this has been changed from a pooled fund to directly held shares of Moore Corporation common stock.

(d)	“GIC Fund” A fund invested in three-year Guaranteed Investment Certificates. Effective November 1, 1999 this has been changed to directly held GIC Certificates in l year, 2 year, 3 year, 4 year or 5 year terms.

(e)	“Global Equity Fund” A fund invested primarily in common stocks of companies outside of Canada.

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(f)	“Bond Fund” A fund invested in high quality bonds of the federal and provincial government and in corporate fixed income securities.

(g)	“Money Market Fund” A fund invested in high quality short-term government and corporate securities, including Canadian treasury bills and commercial paper.

6.02	Allocation Among Funds

(a)	Under the terms of the Savings Plan, a Participant must direct how his Participant contributions are to be allocated among the Investment Options. Contributions may be invested in any of the Investment Options or may be allocated among the Investment Options in multiples of 5%, subject to the foreign content limitation in compliance with the Income Tax Act (Canada) and Regulations thereto in the Global Equity Fund. Employer Contributions to the DPSP made after January 1, 1998 will be allocated in the same proportions.

(b)	The allocation of Prior Participant Contributions and Employer Contributions among Investment Options must be made on the Appropriate Form. Subsequent changes may be made at any time, provided the Participant contacts the Trustee’s Customer Service via the call centre to provide direction of this transaction. Subject to paragraph (c), both past service contributions and future service contributions may be reallocated.

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(c)	Notwithstanding paragraph (b), Employer Basic Matching Contributions made on behalf of all Participants prior to January 1, 1998 were made to the Diversified Fund and may only be reallocated once they are vested in accordance with Article 8. Further, all Employer Supplementary Matching Contributions made prior to January 1, 1998 were invested in the Moore Corporation Stock Fund and may not be reallocated.

(d)	For greater certainty, Prior Participant Contributions shall be invested in the Investment Options, and in the same proportions as other past service Participant contributions under the Savings Plan.

6.03	The income of an Investment Option arising from dividends, interest payments and all other distributions shall be reinvested in the same Investment Option. Dividends earned through investment in the Moore Corporation Stock Fund will be used to purchase additional Moore Corporation Limited common stock.

6.04	No part of the Trust Fund may be invested in notes, bonds, debentures, or similar obligations of the Corporation or another company with whom the Corporation does not deal at arm’s length (within the meaning of the Applicable Tax Legislation), or in shares of a company at least 50 percent of the property of which consists of such obligations.

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Deferred Profit Sharing Plan
Amended and Restated as of July 1, 2001	18

Article 7 — Participant Accounts

7.01	A separate Participant Account shall be established with respect to each Investment Option to which Prior Participant Contributions and the Employer Contributions made on a Participant’s behalf are credited.

7.02	All income received, capital gains made and capital losses sustained by each Investment Option during a given Plan Year shall be allocated to the appropriate Participant Account during that year or within 90 days after the end of that year, unless they have been allocated in previous years.

7.03	Valuation of Accounts Other Than Those Established for Moore Corporation Stock Fund

(a)	Amounts credited to a Participant Account by way of contributions and amounts credited or charged to a Participant Account by way of inter-Investment Option transfer, as referred to in Article 6.02, shall be used to purchase units or shares of the applicable Investment Options based on the next available Valuation Date.

(b)	On each business day of the month, hereinafter referred to as the Valuation Date, each Participant Account shall be valued.

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(c)	The value of a Participant Account shall be equal, at any date, to the number of units or shares of each Investment Option multiplied by the applicable unit or share value at the Valuation Date coincident with or immediately preceding such date, plus or minus the amounts credited or charged to the account since that Valuation Date.

7.04	Valuation of Accounts Established for Moore Corporation Stock Fund

(a)	In any month, the aggregate amount to be credited to Participant Accounts established for the Moore Corporation Stock Fund made up of contributions and transfers, shall be used to purchase shares of Moore Corporation Limited common stock. Once the dollar amount has been established, shares will be purchased within five business days following the receipt of all monthly contributions. A pro-rata number of shares, including fractions of shares, will be allocated to each individual Participant Account based on the corresponding dollar amounts credited or charged to such Participant Accounts.

(b)	Brokerage fees for the purchase of shares in connection with paragraph (a) will be charged to Participant Accounts on a pro-rata basis.

(c)	The dollar value of a Participant Account established with respect to the Moore Corporation Stock Fund on any date shall be equal to the then

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current market value of Moore Corporation Limited common stock multiplied by the number of shares held in the Participant Account, plus or minus the amounts credited or charged to the account but not yet used to purchase or sell shares.

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Deferred Profit Sharing Plan
Amended and Restated as of July 1, 2001	21

Article 8 — Vesting

8.01	Each Participant has a complete and a fully vested right in the value of his Prior Participant Contributions.

8.02	A Participant shall be fully vested in the value of the Employer Contributions after 24 month of participation in the Savings Plan.

8.03	Notwithstanding the foregoing provisions of this Article, Participants shall be fully vested in Employer Contributions

(a)	in the event of the termination of the DPSP

(b)	in the event of the partial termination of the DPSP (if such Participant is affected by such partial termination)

(c)	in the event of the complete discontinuance of Employer Contributions to the DPSP

(d)	upon the Participant’s Retirement, death or Disability.

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Article 9 — Withdrawal Privileges

9.01	A Participant may withdraw the value of his Prior Participant Contributions and vested Employer Contributions to the DPSP, during his employment with the Employer, only under extraordinary circumstances as described in Article 11 of the Savings Plan. For greater certainty, loans to Employees or Beneficiaries are not permitted.

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Deferred Profit Sharing Plan
Amended and Restated as of July 1, 2001	23

Article 10 — Termination and Suspension of Participation

10.01	Upon termination of employment or death of a Participant, his participation in the DPSP shall cease. The full vested value of his Participant Accounts shall be paid to the Participant or his Beneficiary, as applicable, pursuant to the provisions of Article 11 hereof. The full vested value of the Participant Accounts in the DPSP shall be payable no later than 90 days after the earlier of termination of employment or death.

10.02	Upon the Retirement of a Participant, he may elect one of the following options:

(a)	cease participation in the DPSP in which case the full value of his Participant Accounts shall be paid in accordance with Article 11 hereof, or

(b)	continue participation in the DPSP and receive the full value of his Participant Accounts in accordance with Article 11 at such later date as the Participant elects. No further Employer Contributions will be made to the DPSP after Retirement.

10.03	If a Participant suspends participation in the Savings Plan while remaining in the employment of the Company, his participation in the DPSP shall be suspended until the resumption of his participation in the Savings Plan or his termination of employment.

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Deferred Profit Sharing Plan
Amended and Restated as of July 1, 2001	24

10.04	Notwithstanding the above, in any event, the full value of the Participant’s Accounts shall be paid out no later than within 90 days of the end of the calendar year in which the Participant attains age 69.

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Article 11 — Payments of Benefits

11.01	Unless he elects otherwise pursuant to Article 11.02 or 11.03 hereof, a Participant shall be paid the full vested value of his Participant Accounts in cash, either in a lump sum payment or pursuant to an annuity contract purchased from an Insurance Company or a Trust Company, the guaranteed term, if any, of such annuity contract not to exceed 15 years as provided in Section 147 of the Income Tax Act (Canada). The portion of the Participant’s Accounts representing Prior Participant Contributions may not be applied to the purchase of the aforementioned annuity contract.

11.02	Subject to any Applicable Tax Legislation, a Participant may elect to transfer the lump sum payment provided in Article 11.01 to another plan duly registered under the Applicable Tax Legislation except the portion of the Participant’s Accounts representing Prior Participant Contributions.

11.03	Notwithstanding any other provision herein, if any distribution of a Participant’s Accounts includes amounts standing to such Participant’s credit in the Moore Corporation Stock Fund as set forth in Article 6.01, the Participant (or, in the event of the Participant’s death, his Beneficiary) may elect to receive the amount standing to the Participant’s credit in such Investment Option in whole shares of Corporation stock rather than cash, provided that a minimum number of shares of Corporation stock are then standing to the Participant’s credit in such Investment Fund. Any fractional shares shall be distributed in cash.

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Amended and Restated as of July 1, 2001	26

Article 12 — Amendment, Modification, Suspension Or Termination

12.01	Corporate Authority

The Corporation, by action of its Board of Directors, reserves the right at any time to amend, modify, suspend or terminate the DPSP, any contributions thereunder, the Trust Fund or any contract relating to the DPSP, in whole or in part and for any reason and without the consent of any Participant or Beneficiary, including the right to change the Fund Manager and the Trustee.

12.02	Limitations

A modification or an amendment or termination of the DPSP shall not

(a)	retroactively impair any rights under the DPSP which any Participant or Beneficiary otherwise would have had at the date of such amendment or modification or termination of the DPSP, by reason of the contributions thereto made, except to such extent as may be necessary or appropriate to qualify or maintain the DPSP, and the Trust Fund and any contract forming a part of the DPSP, in accordance with the Income Tax Act (Canada) or

(b)	make it possible for any part of the funds of the DPSP (other than such part as is required to pay taxes, if any, or administrative costs as

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described in Article 13.02, and other than such part as represents forfeited amounts which may be paid to the Employer) to be used for or diverted to any purposes other than for the exclusive benefit of Participants and their Beneficiaries under the DPSP.

No merger or consolidation with, or transfer of assets or liabilities to, any other retirement savings plan, shall be made unless the benefit each Participant in this DPSP would receive if the plans were terminated immediately after such merger or consolidation, or transfer of assets and liabilities, would be at least as great as the benefit he would have received had the DPSP terminated immediately before such merger, consolidation or transfer.

12.03	Notice

Notice of any amendment, modification, suspension or termination of the DPSP shall be given by the Corporation to the Trustee and, in the case of any change which may adversely affect their interest their interests, to all Participants.

12.04	Termination of DPSP

Upon termination of the DPSP, the vested value of the Participant Accounts shall be paid in accordance with Article 11 hereof not more than 90 days after the date of such termination.

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Article 13 — Administration and General Provisions

13.01	The Committee shall decide all matters of any nature whatsoever in connection with the administration, interpretation or application of the DPSP, the Trust Fund and any contracts related to the DPSP and the Committee’s decision shall be final and conclusive with respect to all questions, except on matters which affect the rights, duties, and responsibilities of the Trustee as set out in the Trust Agreement which shall be decided with the mutual agreement of the Trustee and the Committee.

13.02	All administrative costs of the DPSP, including any transaction expense incurred in connection with the operation of the Trust Fund or the Investment Options, shall be charged on a pro-rata basis to the Participant Accounts.

13.03	The Employer shall have no liability for payments under the DPSP except for the payment of Employer Contributions in accordance with Article 5. Participants and Beneficiaries shall look solely to the assets of the DPSP for any payments under the DPSP.

13.04	The Employer shall not be liable for;

(a)	the investment performance of the Investment Options; or

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(b)	matters relating to the limits under any section of the Applicable Tax Legislation; or

(c)	compliance with foreign content rules under Applicable Tax Legislation.

13.05	No payment or distribution under the DPSP shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt by anyone to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void.

13.06	The establishment of the DPSP shall not be construed as conferring any legal rights upon any Participant or any person for continuation of employment, nor shall it interfere with the rights of the Employer to discharge any Participant without regard to the effect which such action might have upon him as a Participant of the DPSP.

13.07	The Committee shall be entitled to rely on all certificates and reports furnished by the Trustee and upon all opinions given by any outside legal counsel chosen by the Committee, and the Committee shall not be liable in respect of any action taken or suffered by them in good faith in reliance upon the Trustee or any such counsel and all action so taken or suffered shall be conclusive upon each of them and upon any Participant, annuitant, Beneficiary and contingent annuitant.

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13.08	All Employer Contributions to the DPSP and all cash payments under the DPSP shall be payable in lawful currency of Canada.

13.09	In the event of conflict between the provisions of the DPSP and the provisions of the Savings Plan, the provisions of the DPSP shall prevail. In the event of conflict between the provisions of the DPSP and the provisions of the Trust Agreement, the provisions of the DPSP shall prevail.

13.10	Participation in the DPSP shall be construed as acceptance of, and agreement by the Participant to be bound by the terms and conditions of the DPSP.

13.11	No advantage, other than as provided for in the DPSP, that is conditional in any way on the existence of the DPSP, shall be extended to the Participant or to a person with whom the Participant was not dealing at arm’s length.

13.12	The Employer shall advise an Eligible Employee under the Savings Plan of the existence and of the general provisions of the DPSP. Every Participant shall receive a written explanation of the general provisions of the DPSP and of any amendments to it, together with an explanation of his rights and duties and any other prescribed information.

Moore Corporation Limited Deferred Profit Sharing Plan

Amendment No. 1

WHEREAS Moore Corporation Limited (the “Corporation”) maintains the Moore Corporation Limited Deferred Profit Sharing Plan (the “Plan”), which was originally effective January 1, 1986 and was most recently amended and restated as of July 1, 2001; and

WHEREAS in accordance with Article 12 of the Plan, the Corporation has the right to amend the Plan; and

WHEREAS the Corporation wishes to amend the Plan as of January 1, 2002;

NOW THEREFORE BE IT RESOLVED THAT, effective January 1, 2002

“1.	Article 1.12 be modified as follows:

“Eligible Employee” shall mean all Employee as defined under Article 1.13.”

“2.	Article 5.04 is renumbered 5.05.”

“3.	Article 5.04 is added as follows:

Notwithstanding Articles 5.01 and 5.02, no Employer Contributions for high income earners, as determined in accordance with the rules of the Corporation, shall be made to the DPSP.”

“4.	Article 8.02 be modified as follows:

Each Participant has a complete and fully vested right in the value of the Employer Contributions.”

“5.	Article 8.03 is deleted.”

“6.	Article 10.05 is added as follows:

For purposes of Article 10.01, a Participant who is transferred within the Employer to a location outside of Canada shall be considered as having terminated his employment with the Employer.”

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Amendment No. 1
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“7.	Article 11.03 be modified as follows:

Notwithstanding any other provision herein, if any distribution of a Participant’s Accounts includes amounts standing to such Participant’s credit in the Moore Corporation Stock Fund as set forth in Article 6.01, the Participant (or, in the event of the Participant’s death, his Beneficiary) may elect to receive the amount standing to the Participant’s credit in such Investment Option in whole shares of Corporation stock rather than cash. Any fractional shares shall be distributed in cash.”

/s/ Illegible	August 12, 2002
Signature	Date

Executive Vice President, Treasurer
Title

MOORE WALLACE INCORPORATED

DEFERRED PROFIT SHARING PLAN

AMENDMENT NO.2

WHEREAS Moore Corporation Limited (the “Corporation”) established the Moore Corporation Limited Deferred Profit Sharing Plan (the “Plan”) effective January 1, 1986; and

WHEREAS in accordance with Article 12 of the Plan, the Corporation reserves the right at any time to amend the Plan; and

WHEREAS by Articles of Amendment dated May 15, 2003, the Corporation changed its name to Moore Wallace Incorporated (“Moore Wallace”); and

WHEREAS Moore Wallace and R.R. Donnelley & Sons Company (“R.R. Donnelley”) have entered into a combination agreement dated as of November 8, 2003 pursuant to which R.R. Donnelley has agreed to acquire all of the issued and outstanding common shares of Moore Wallace by offering holders of Moore Wallace common shares 0.63 of a share of R.R. Donnelley common stock for each Moore Wallace common share pursuant to a plan of arrangement (the “Arrangement”); and

WHEREAS one of the Investment Options made available to participants under the Plan is the purchase of Moore Wallace common shares and upon the completion of the Arrangement, all future investments under the Plan directed to the purchase of Moore Wallace common shares will be invested in shares of R.R. Donnelley common stock; and

WHEREAS in accordance with Article 12.01 of the Plan, Moore Wallace wishes to amend the Plan to reflect the change of name of the Corporation and the change in the Investment Option described above.

NOW THEREFORE BE IT RESOLVED THAT, the Plan is amended as follows:

1.	Article 1.07 is deleted effective May 15, 2003 and replaced with the following:

“Corporation” means Moore Wallace Incorporated (known as Moore Corporation Limited before May 15, 2003) and any successor corporation, provided that reference to any action to be taken, approval to be given or power or discretion to be exercised by the Corporation shall refer to the Board of Directors or any officer or employee of the Corporation duly authorized by the Board of Directors in that behalf.

2.	Article 1.09 is deleted effective May 15, 2003 and replaced with the following:

“Deferred Profit Sharing Plan” or “DPSP” means the Moore Wallace Incorporated Deferred Profit Sharing Plan registered under the Applicable Tax Legislation, as set forth herein and as amended from time to time.

3.	Article 1.28 is deleted effective May 15, 2003 and replaced with the following:

“Retirement Income Plan” or “RIP” means the Retirement Income Plan of Moore Wallace Incorporated.

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4.	Article 1.29 is deleted effective May 15, 2003 and replaced with the following:

“Savings Plan” means the Moore Wallace Incorporated Savings Plan, as amended from time to time.

5.	Article 6.01 (c) is deleted upon the effective time of the Arrangement and replaced with the following:

“R.R. Donnelley & Sons Company Common Stock” Before November 1, 1999, this Investment Option, known then as the “Moore Corporation Stock Fund” was a fund invested in Moore Corporation Limited common stocks. Effective November 1, 1999, the Moore Corporation Stock Fund was changed from a pooled fund to directly held shares of Moore Corporation Limited common stock, which became Moore Wallace Incorporated common stock effective May 15, 2003. Pursuant to a plan of arrangement and, upon the effective time of the arrangement, in accordance with a combination agreement dated November 8, 2003 between Moore Wallace Incorporated and R.R. Donnelley & Sons Company, Moore Wallace Incorporated common stock held under the Plan shall be exchanged for shares of common stock of R.R. Donnelley & Sons Company.

6.	Article 6.02(a) is amended upon the effective time of the Arrangement by deleting the second sentence and replacing it with the following:

“Contributions may be invested in any Investment Options or may be allocated among the Investment Options in multiples of 5%, subject to the limit on investment in foreign property described in Article 6.05.

7.	Article 6.02(c) is amended upon the effective time of the Arrangement by deleting the words “and may not be reallocated” from the end of the second sentence.

8.	Article 6.03 is deleted effective May 15, 2003 and replaced with the following:

The income of an Investment Option arising from dividends, interest payments and all other distributions shall be reinvested in same Investment Option. Dividends earned through investment in the Investment Option described in paragraph (c) of Article 6.01, however, will be used to purchase additional shares of such common stock.

9.	Article 6.05 is added upon the effective time of the Arrangement as follows:

6.05	Re-balancing of Excess Foreign Property Investments

(a)	Investments in the Global Equity Fund and in R.R. Donnelley & Sons Company Common Stock are foreign property, as defined in Applicable Tax Legislation (“Foreign Property”).

(b)	The Trustee shall re-balance each Participant’s DPSP Accounts among the Investment Options for compliance with the Foreign Property investment limit prescribed under Applicable Tax Legislation (the “Foreign Property Limit”) as if the aggregate of the Participant’s DPSP Accounts were a separate plan or trust subject to the Foreign Property Limit. In the event the investments in a Participant’s DPSP Accounts exceed the Foreign Property Limit, the Trustee shall transfer sufficient amounts from the Investment Option(s) in the Participant’s DPSP Accounts that hold(s) such excess investments in

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Foreign Property to the remaining Investment Options selected by the Participant for the Participant’s DPSP Accounts.

(c)	Any re-balancing under paragraph (b) above shall occur by reducing the investments in the Investment Option(s) that hold Foreign Property in proportion to the holdings in each such Investment Option and by increasing the investments and all other Investment Option(s) selected by the Participant in proportion to the holdings in each such other Investment Option.

10.	The heading in respect of Article 7.03 is deleted upon the effective time of the Arrangement and replaced with the following:

Valuation of Accounts Other than Those Established for R.R. Donnelley & Sons Company Common Stock

11.	The heading in respect of Article 7.04 is deleted upon the effective time of the Arrangement and replaced with the following:

Valuation of Accounts Established for R.R. Donnelley & Sons Company Common Stock

12.	Article 7.04(a) is deleted upon the effective time of the Arrangement and replaced with the following:

In any month, the aggregate amount to be credited to Participant Accounts established for R.R. Donnelley & Sons Company Common Stock made up of contributions and transfers, shall be used to purchase shares of R.R. Donnelley & Sons Company common stock. Once the dollar amount has been established, shares will be purchased within five business days following the receipt of all monthly contributions. A pro-rata number of shares, including fractions of shares will be allocated to each individual Participant Account based on the corresponding dollar amounts credited or charged to such Participant Accounts.

13.	Article 7.04(c) is deleted upon the effective time of the Arrangement and replaced with the following:

The dollar value of a Participant Account established with respect to shares of R.R. Donnelley & Sons Company Common Stock on any date shall be equal to the then current market value of R.R. Donnelley & Sons Company common stock multiplied by the number of shares held in the Participant Account, plus or minus the amounts credited or charged to the account but not yet used to purchase or sell shares.

14.	Article 11.03 is deleted upon the effective time of the Arrangement and replaced with the following:

Notwithstanding any other provision herein, if any distribution of a Participant’s Accounts includes amounts invested in shares of R.R. Donnelley & Sons Company Common Stock as set forth in Article 6.01, the Participant (or, in the event of the Participant’s death, his Beneficiary) may elect to receive such amounts in whole shares of R.R. Donnelley & Sons Company common stock rather than cash. The value of any fractional shares will be paid in cash.

15.	All other terms and conditions of the Plan shall remain unamended and in full force and effect.

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BE IT FURTHER RESOLVED THAT the chairman and one other member of the Management Pension Committee established to administer the Plan be, and they hereby are, authorized and directed to take any of the following actions:

(a)	to execute and deliver, in the name and behalf of the Management Pension Committee or the Corporation, all documents, instruments and agreements and to take all such other action as may be appropriate and requisite for the purpose of carrying into effect the foregoing provisions of this Resolution including, without limitation, authority to make the necessary filings with the Registered Plans Directorate of the Canada Revenue Agency to ensure the approval of the Plan amendment and the continued registration of the Plan; and

(b)	to further amend the Plan, on the advice of counsel advising in these matters, where such amendments are required to comply with legislation, rules, regulations and administrative polices and practices established by regulatory authorities having jurisdiction over the Plan or are requested by the trustee appointed for the Plan or are otherwise deemed appropriate in the circumstances, and to take any other action they may deem appropriate in connection with the foregoing in order to obtain the required regulatory approval.

DATED             2/27                , 2004

MOORE WALLACE INCORPORATED

By:	/s/ Heidi J. Marnoch

Heidi J. Marnoch Chairman of Management Pension Committee

By:	/s/ Andrew B. Panega

Name: Andrew B. Panega Title: SVP. Human Resources